UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 2, 2005

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 2, 2005, Amgen Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, a national banking association (the “Trustee”), entered into a Supplemental Indenture (the “Supplemental Indenture”), to the Indenture dated as of March 1, 2002 between the Company and the Trustee (the “Indenture”) with respect to the Company’s Liquid Yield Option Notes due 2032 (Zero Coupon-Senior) (the “Securities”).

The Supplemental Indenture adds an additional date, March 1, 2006, on which holders of the Securities can require the Company to purchase the Securities at their accreted value of $747.01 per $1,000 principal amount at maturity. Under the terms of the Indenture, the Company will be permitted to pay the purchase price in cash or in the Company’s common stock, or any combination of cash and common stock.

The above description of the Supplemental Indenture is a summary only and is qualified in its entirety by reference to the Supplemental Indenture which is filed as Exhibit 4.1 to this Current Report on Form 8-K. There is no material relationship, other than in respect of the Supplemental Indenture and the Indenture, between the Company or any of its affiliates and the Trustee.

As more fully described in the Company’s Schedule TO-I filed with the Securities and Exchange Commission on January 31, 2005, as amended on February 14, 2005, February 22, 2005 and March 2, 2005, following the repurchase of Securities by the Company on March 1, 2005 for an aggregate purchase price of approximately $1.17 billion, there are approximately $2.36 billion principal amount at maturity of the Securities outstanding.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
4.1	Supplemental Indenture, dated as of March 2, 2005, between Amgen Inc. and LaSalle Bank National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 4, 2005	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Supplemental Indenture, dated as of March 2, 2005, between Amgen Inc. and LaSalle Bank National Association.